Tuesday                                     Media Contact:
November 14, 2000                           Mary Eshet    704-383-7777
                                            Ginny Mackin  704-383-3715

                                            Investor Contact:
                                            Alice Lehman  704-374-4139
                                            Herb Althouse 704-383-9404

FIRST UNION AFFIRMS EARNINGS GUIDANCE

CHARLOTTE, N.C. - In order to avoid any confusion following comments made at its analyst and investor conference on Tuesday, First Union (NYSE:FTU) today affirmed its guidance for fourth quarter 2000 operating earnings in the range of 69 cents to 71 cents per share. It expects to achieve these results despite potential problems with a single, large loan as referenced in the Third Quarter Report on Form 10Q. The loan totals $450 million, of which $125 million is classified as assets held for sale.

The potential impact of this loan in the fourth quarter is not expected to exceed an estimated $100 million to $125 million. Of this amount, it is estimated that approximately $50 million would be reflected as a charge-off and approximately $50 million to $75 million would be reflected as a reduction in the value of assets held for sale, which is expected to be offset by gains in the same portfolio.

The company also said that full year 2000 net charge-offs, including the impact of this potential charge-off, are expected to be at the high end of its previously announced range of 50 to 60 basis points.

This news release contains various forward-looking statements. A discussion of various factors that could cause First Union's actual results to differ materially from those expressed in such forward-looking statements is included in First Union's 2000 filings with the SEC.